Exhibit 99.1
SONIC AUTOMOTIVE, INC. INCREASES QUARTERLY CASH DIVIDEND 67%

CHARLOTTE, N.C. – February 19, 2019 – Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today announced that its Board of Directors approved a quarterly dividend of $0.10 per share payable in cash for stockholders of record on March 15, 2019. The dividend will be payable on April 15, 2019. David Smith, Sonic’s Chief Executive Officer stated, “The 67% dividend increase to $0.10 per share demonstrates our commitment to return capital to shareholders and our continued confidence in our operations and prospects for future growth.”
Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com.
Included herein is a forward-looking statement pertaining to an anticipated cash dividend to shareholders. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions in the markets in which we operate, new and used vehicle sales volume, the success of our operational strategies and the risk factors described in the Company’s annual report on Form 10-K for the year ending December 31, 2017. The Company does not undertake any obligation to update forward-looking information.

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Contact:	Heath Byrd, Executive Vice President and Chief Financial Officer (704) 566-2400
C.G. Saffer, Vice President and Chief Accounting Officer (704) 566-2439